Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-262557

Amendment No. 1 dated December 7, 2022† to the
Pricing Supplement dated December 2, 2022 to the
Product Supplement MLN-ES-ETF-1 dated March 4, 2022, and
Prospectus dated March 4, 2022
The Toronto-Dominion Bank
$800,000
Autocallable Contingent Interest Barrier Notes with Memory Interest Linked to the Least Performing of the American depositary receipts of BP p.l.c., the common stock of ConocoPhillips and the common stock of Exxon Mobil Corporation Due December 5, 2024

The Toronto-Dominion Bank (“TD” or “we”) has offered the Autocallable Contingent Interest Barrier Notes with Memory Interest (the “Notes”) linked to the least performing of the American depositary receipts of BP p.l.c., the common stock of ConocoPhillips and the common stock of Exxon Mobil Corporation (each, a “Reference Asset” and together, the “Reference Assets”). We also refer to American depositary receipts as “ADRs” herein.
The Notes will pay a Contingent Interest Payment, plus any previously unpaid Contingent Interest Payment(s) with respect to any previous Contingent Interest Observation Date(s) pursuant to the Memory Interest Feature, on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 19.25% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 70.00% of its Initial Value. If, however, the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on a Contingent Interest Observation Date, no Contingent Interest Payment will be payable on the related Contingent Interest Payment Date. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, which is equal to 100.00% of its Initial Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payment(s) with respect to any previous Contingent Interest Observation Date(s) pursuant to the Memory Interest Feature. No further amounts will be owed under the Notes. If the Notes are not automatically called, the payment or delivery you receive at maturity, in addition to any Contingent Interest Payment(s) otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 60.00% of its Initial Value, calculated as follows:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
•
If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional shares) of the Least Performing Reference Asset per Note equal to:

the Physical Delivery Amount of the Least Performing Reference Asset
If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that, based on the Final Value, will be equal to the percentage decline in the Reference Asset with the lowest Percentage Change from its Initial Value to its Final Value (the “Least Performing Reference Asset”). Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional shares) per Note of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-9 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated March 4, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes on the Pricing Date was $977.70 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-12 and “Additional Information Regarding the Estimated Value of the Notes” on page P-26 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$0.00	$1,000.00
Total	$800,000.00	$0.00	$800,000.00
1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $1,000.00 (100.00%) per Note.
2 TD will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

† This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated December 2, 2022 in its entirety.
TD SECURITIES (USA) LLC	P-1

Autocallable Contingent Interest Barrier Notes with Memory Interest Linked to the Least Performing of the American depositary receipts of BP p.l.c., the common stock of ConocoPhillips and the common stock of Exxon Mobil
Corporation
Due December 5, 2024

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes with Memory Interest
Term:	Approximately 2 years, subject to an automatic call
Reference Assets:
The American depositary receipts of BP p.l.c. (Bloomberg ticker: BP UN, “BP”), the common stock of ConocoPhillips (Bloomberg ticker: COP UN, “COP”) and the common stock of Exxon Mobil Corporation (Bloomberg ticker: XOM UN, “XOM”)

CUSIP / ISIN:	89117GDJ3 / US89117GDJ31
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Strike Date:	December 1, 2022
Pricing Date:	December 2, 2022
Issue Date:
December 7, 2022, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two DTC settlement days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	December 5, 2024, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-2

Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment(s) otherwise due. No further amounts will be owed to you under the Notes.

Call Threshold Value:
With respect to BP: $35.72 (100.00% of its Initial Value).
With respect to COP: $123.06 (100.00% of its Initial Value).
With respect to XOM: $110.80 (100.00% of its Initial Value).
The Call Threshold Value for each Reference Asset is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Call Observation Dates:
Quarterly, on the 2nd calendar day of each March, June, September and December, commencing on March 2, 2023 and ending on September 2, 2024 or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Call Observation Date, no market disruption event occurs or is continuing with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Call Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Contingent Interest Payment:
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/12
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, no Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, but may be paid on a future Contingent Interest Payment Date pursuant to the Memory Interest Feature, discussed below.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

TD SECURITIES (USA) LLC	P-3

Memory Interest Feature:
If a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on the related Contingent Interest Observation Date, that Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on the related Contingent Interest Observation Date. For the avoidance of doubt, once a previously unpaid Contingent Interest Payment has been made on a later Contingent Interest Payment Date, it will not be made again on any subsequent Contingent Interest Payment Date. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each of the Contingent Interest Observation Dates, you will not receive any Contingent Interest Payments during the term of, and will not receive a positive return on, the Notes.

Contingent Interest Rate:	19.25% per annum
Contingent Interest Barrier Value:
With respect to BP: $25.004 (70.00% of its Initial Value).
With respect to COP: $86.142 (70.00% of its Initial Value).
With respect to XOM: $77.56 (70.00% of its Initial Value).
The Contingent Interest Barrier Value for each Reference Asset is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Contingent Interest Observation Dates:
Monthly, on the 2nd calendar day of each month, commencing on January 2, 2023 and ending on December 2, 2024 (the “Final Valuation Date”) or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Contingent Interest Observation Date for any Reference Asset, the Contingent Interest Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Contingent Interest Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Contingent Interest Observation Date, no market disruption event is occurring with respect to a particular Reference Asset, the Contingent Interest Observation Date for such Reference Asset will be made on the originally scheduled Contingent Interest Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” or, in each case, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-4

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment(s) otherwise due, the payment or delivery you receive at maturity will be as follows:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
Principal Amount of $1,000.
If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional shares) of the Least Performing Reference Asset per Note equal to:
the Physical Delivery Amount of the Least Performing Reference Asset.
If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that, based on the Final Value of the Least Performing Reference Asset, will be equal to the Least Performing Percentage Change. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional shares) per Note of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to BP: $35.72
With respect to COP: $123.06
With respect to XOM: $110.80
The Initial Value of each Reference Asset equals its Closing Value on the Strike Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Closing Value:
For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to BP: $21.432 (60.00% of its Initial Value).
With respect to COP: $73.836 (60.00% of its Initial Value).
With respect to XOM: $66.48 (60.00% of its Initial Value).
The Barrier Value for each Reference Asset is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.

TD SECURITIES (USA) LLC	P-5

Physical Delivery Amount:
With respect to BP, 27.9955 shares per Note.
With respect to COP, 8.1261 shares per Note.
With respect to XOM, 9.0253 shares per Note.
In each case, a number of shares per Note of such Reference Asset equal to the quotient of the Principal Amount divided by its Initial Value (observed to four decimal places), as determined by the Calculation Agent and as subject to adjustment if the corresponding Initial Value is adjusted as described herein.
If this number is not a round number, then any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Value of the Least Performing Reference Asset. For the avoidance of doubt, if the Physical Delivery Amount of the Least Performing Reference Asset is less than 1.0000, on the Maturity Date you will receive an amount in cash per Note, if anything, based on the cash value of the fractional share as described in the preceding sentence.
Investors should note that the value of the Physical Delivery Amount of the Least Performing Reference Asset investors receive on the Maturity Date may be less than the payment that investors would have received had we instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Monitoring Period:	Final Valuation Date Monitoring
Trading Day:	A day on which the principal trading market(s) for each Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:
Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD

TD SECURITIES (USA) LLC	P-6

Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Applicable, as described in the product supplement.

TD SECURITIES (USA) LLC	P-7

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Product Supplement MLN-ES-ETF-1 dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000114036122008015/brhc10034640_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated December 2, 2022 in its entirety.

TD SECURITIES (USA) LLC	P-8

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Least Performing Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may even be worthless. The value of the Physical Delivery Amount of the Least Performing Reference Asset received on the Maturity Date may be less than the payment that investors would have received had the Issuer instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.
You Will Not Receive the Contingent Interest Payment With Respect to a Contingent Interest Observation Date on the Corresponding Contingent Interest Payment Date if the Closing Value of Any Reference Asset on Such Contingent Interest Observation Date Is Less Than Its Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. However, if a Contingent Interest Payment is not paid on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on the related Contingent Interest Observation Date, pursuant to the Memory Interest Feature such Contingent Interest Payment will be paid on a later Contingent Interest Payment Date if the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on the related Contingent Interest Observation Date. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments and, therefore, you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes at maturity.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, if Any, Regardless of Any Appreciation of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset or in a security directly linked to the positive performance of such Reference Asset.
Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date and Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

TD SECURITIES (USA) LLC	P-9

The Amounts Payable And/or Deliverable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) And Call Observation Dates.
Any amount payable and/or deliverable on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date) and Call Observation Dates. Even if the value of the Least Performing Reference Asset appreciates prior to a Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment with respect to such Contingent Interest Observation Date on the corresponding Contingent Interest Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date) or Call Observation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Dates.
The Contingent Interest Rate Will Reflect, in Part, the Volatility of Each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher a Reference Asset’s volatility, the more likely it is that the Closing Value of that Reference Asset could be less than its Call Threshold Value or its Contingent Interest Barrier Value on a Call Observation Date or Contingent Interest Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the value of a Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Strike Date, a Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a loss of a significant portion or all of the Principal Amount.
You Will Have No Rights That a Holder of Shares of Any Reference Asset Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions on Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset on the Maturity Date, investing in the Notes will not make you a holder of shares of any Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the issuer of any Reference Asset (its “Reference Asset Issuer”). As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them.
Risks Relating to Characteristics of the Reference Assets
There Are Single Stock Risks Associated With Each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset and its Reference Asset Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Issuers and, therefore, the Reference Assets. You, as an investor in the Notes, should make your own investigation into the Reference Assets and Reference Asset Issuers for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Reference Asset Issuer’s SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, you will receive the Physical Delivery Amount of the Least Performing Reference Asset (with cash in lieu of any fractional shares), the value of which is expected to be worth significantly less than the Principal Amount and may be worthless, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

TD SECURITIES (USA) LLC	P-10

Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of No Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater despite a lower Contingent Interest Barrier Value and Barrier Value, respectively. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.
We Do Not Control Any Reference Asset Issuer and Are Not Responsible for Any of Their Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to any Reference Asset or Reference Asset Issuer. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into each Reference Asset Issuer.
The Notes Are Subject to Risks Associated With Non-U.S. Companies.
An investment in securities linked directly or indirectly to a non-U.S. company, such as the Notes, involves risks associated with the home country of such non-U.S. company. The values of one or more Reference Assets may be affected by political, economic, financial and social factors in the home country of its Reference Asset Issuer, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
The Notes Are Subject to Risks Associated With Non-U.S. Markets.
An investment in securities linked directly or indirectly to the value of non-U.S. equity securities, such as the Notes, involves particular risks. For example, the non-U.S. markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the U.S. are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
There Are Important Differences Between the ADRs and the Ordinary Shares of a Non-U.S. Company.
The Notes are linked to the American depositary receipts (“ADRs”) of a non-U.S. company. There are important differences between the rights of holders of an ADR and the non-U.S. stock such ADR represents. The ADRs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the ADRs, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions with respect to the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the applicable Reference Asset and, as a result, the market value of, and return on, your Notes.

TD SECURITIES (USA) LLC	P-11

The Notes Are Subject to Exchange Rate Risk.
Because ADRs are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the ADRs. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for securities linked to ADRs.
The Notes Are Subject to Sector Concentration Risk.
The Notes are subject to sector concentration risk because each Reference Asset Issuer operates in the same sector, as described below under “Information Regarding the Reference Assets”. The performance of these companies is subject to a number of complex and unpredictable factors such as government regulation, supply and demand for the products and services produced or offered by such companies and industry competition. Any negative developments may have a negative effect on the Reference Asset Issuers and, in turn, may have a material adverse effect on the market value of, and return on, the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to the performance of companies that operate in multiple sectors.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

TD SECURITIES (USA) LLC	P-12

The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset remains greater than or equal to its Barrier Value and Contingent Interest Barrier Value or increases to greater than its Call Threshold Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine any amount payable and/or deliverable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect any amount payable and/or deliverable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Including a Change in Law Event, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Value, and therefore the Call Threshold Value, Physical Delivery Amount, Contingent Interest Barrier Value and Barrier Value of a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect a Reference Asset. Furthermore, in certain situations, such as when a Reference Asset undergoes a Reorganization Event or a Reference Asset is delisted, such Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. Similarly, the Calculation Agent may select a Substitute Equity Security if a Change in Law Event (as defined in the product supplement) occurs with respect to a Reference Asset. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Assets, those events or other actions affecting a Reference Asset, Reference Asset Issuer or a third party may nevertheless adversely affect the price of the applicable Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.

TD SECURITIES (USA) LLC	P-13

The Contingent Interest Observation Dates (Including the Final Valuation Date), Call Observation Dates and the Related Payment Dates Are Subject to Market Disruption Events and Postponements.
Each Contingent Interest Observation Date (including the Final Valuation Date), Call Observation Date and related payment date (including the Maturity Date) is subject to postponement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement and under “Summary — Call Observation Dates” and “— Contingent Interest Observation Dates” herein. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amounts Payable And/or Deliverable On, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of a Reference Asset and, therefore, the market value of, and any amounts payable and/or deliverable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment or delivery of any amount or shares due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amount payable and/or deliverable under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-14

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Values, Closing Values, Final Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value of any Reference Asset, or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for Reference Asset A, Reference Asset B and Reference Asset C, respectively, Initial Values of $35.00, $100.00 and $100.00, Call Threshold Values of $35.00, $100.00 and $100.00 (each 100.00% of its Initial Value), Contingent Interest Barrier Values of $24.50, $70.00 and $70.00 (each 70.00% of its Initial Value), Barrier Values of $21.00, $60.00 and $60.00 (each 60.00% of its Initial Value), Physical Delivery Amounts of 28.5714, 10.0000 and 10.0000, a Contingent Interest Payment of $16.042 per Note (reflecting the Contingent Interest Rate of 19.25% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 — The Closing Value of Each Reference Asset is Greater Than or Equal to its Call Threshold Value on the First Call Observation Date and the Notes are Automatically Called.
Date	Closing Values	Payment (per Note)
First through Second Contingent Interest Observation Date
Reference Asset A: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset B: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset C: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
$32.084 (Aggregate Contingent Interest Payments – Not Callable)
Third Contingent Interest Observation Date and First Call Observation Date
Reference Asset A: $36.75 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset B: $120.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset C: $125.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
$1,000.00 (Principal Amount) + $16.042 (Contingent Interest Payment) $1,016.042 (Total Payment upon Automatic Call)
	Total Payment:	$1,048.126 (4.8126% total return)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value (and therefore also greater than its Contingent Interest Barrier Value) on the first Call Observation Date (which is approximately 3 months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,016.042 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $32.084 paid in respect of the prior Contingent Interest Payment Dates, TD will have paid you a total of $1,048.126 per Note, for a total return of 4.8126% on the Notes. No further amounts will be owed under the Notes.

TD SECURITIES (USA) LLC	P-15

Example 2 — The Closing Value of at Least One Reference Asset is Less Than its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, the Notes are NOT Automatically Called on Any Call Observation Date and the Final Value of Each Reference Asset is Greater Than or Equal to its Barrier Value and Contingent Interest Barrier Value.
Date	Closing Values	Payment (per Note)
First through Second Contingent Interest Observation Date	Reference Asset A: Various (all less than its Call Threshold Value and Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)	$0.00
Third through Twenty-Third Contingent Interest Observation Date and First through Seventh Call Observation Date	Reference Asset A: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Call Threshold Value and Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: $42.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset B: $105.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: $115.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)

$1,000.00 (Principal Amount)
+ $385.008 (Contingent Interest Payment and previously unpaid Contingent Interest Payments in respect of the First through Twenty-Third Contingent Interest Observation Dates)
$1,385.008 (Total Payment on Maturity Date)

	Total Payment:	$1,385.008 (38.5008% total return)
Because the Closing Value of at least one Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date prior to the Final Valuation Date (and therefore also less than its Call Threshold Value on each Call Observation Date), we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be automatically called. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and Contingent Interest Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,385.008 per Note, reflecting your Principal Amount plus the Contingent Interest Payment applicable to the Final Valuation Date and the previously unpaid Contingent Interest Payment(s) in respect of the prior Contingent Interest Observation Date(s), for a total return of 38.5008% on the Notes.

TD SECURITIES (USA) LLC	P-16

Example 3 — The Closing Value of at Least One Reference Asset is Less Than its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, the Notes are NOT Automatically Called on Any Call Observation Date, the Final Value of Each Reference Asset is Greater Than or Equal to its Barrier Value and the Final Value of Any Reference Asset is Less Than its Contingent Interest Barrier Value.
Date	Closing Values	Payment (per Note)
First through Second Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value) Reference Asset B: Various (all less than its Call Threshold Value and Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)	$0.00
Third through Twenty-Third Contingent Interest Observation Date and First through Seventh Call Observation Date	Reference Asset A: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Call Threshold Value and Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: $21.00 (less than its Contingent Interest Barrier Value; greater than or equal to its Barrier Value)
Reference Asset B: $70.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: $82.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
		$1,000.00 (Payment at Maturity)
	Total Payment:	$1,000.00 (0.00% total return)
Because the Closing Value of at least one Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date prior to the Final Valuation Date (and therefore also less than its Call Threshold Value on each Call Observation Date), we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be automatically called. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and the Final Value of at least one Reference Asset is less than its Contingent Interest Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,000.00, reflecting your Principal Amount, for a total return of 0.00% on the Notes.

TD SECURITIES (USA) LLC	P-17

Example 4 — The Closing Value of at Least One Reference Asset is Less Than its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, the Notes are NOT Automatically Called on Any Call Observation Date and the Final Value of At Least One Reference Asset is Less Than its Contingent Interest Barrier Value and Barrier Value
Date	Closing Values	Payment (per Note)
First through Second Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value and Call Threshold Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)	$0.00
Third through Twenty-Third Contingent Interest Observation Date and First through Seventh Call Observation Date	Reference Asset A: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Call Threshold Value and Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: $14.00 (less than its Contingent Interest Barrier Value and Barrier Value)
Reference Asset B: $115.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: $125.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
		Physical Delivery Amount of the Least Performing Reference Asset = $14.00 x 28.5714 = $400.00* (Payment at Maturity)
	Total Payment and/or Delivery:	$400.00 (60.00% loss)
* Represents the approximate cash value of the Physical Delivery Amount of the Least Performing Reference Asset on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity depends on the value of the Least Performing Reference Asset on the Maturity Date.
Because the Closing Value of at least one Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date prior to the Final Valuation Date (and therefore also less than its Call Threshold Value on each Call Observation Date), we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be automatically called. Because the Final Value of at least one Reference Asset is less than its Contingent Interest Barrier Value and Barrier Value, on the Maturity Date we will deliver a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount (with cash paid in lieu of any fractional share equal to the product of such fractional share and its Final Value), the value of which, as of the Final Valuation Date, would be worth $400.00 per Note, a loss of 60.00% per Note.
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value of the Least Performing Reference Asset, will be equal to the Least Performing Percentage Change. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional shares) per Note of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless.
Investors should note that, because we will deliver the Physical Delivery Amount of the Least Performing Reference Asset instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC	P-18

Information Regarding the Reference Assets
Each Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”). The Closing Values may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

TD SECURITIES (USA) LLC	P-19

BP p.l.c.
According to publicly available information, BP p.l.c. (“BP”) is an integrated oil and gas company that is engaged in oil and natural gas exploration, field development and production, and has operations in fuel refineries, logistic networks and fuels marketing, the manufacture and marketing of lubricants and related products, and the manufacturing and marketing of petrochemicals. Information filed by BP with the SEC can be located by reference to its SEC file number: 001-11299, or its CIK Code: 0000065984. BP’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “BP”.
Historical Information
The graph below illustrates the performance of BP from December 1, 2012 through December 1, 2022. The dotted lines represent its Call Threshold Value of $35.72, which is equal to 100.00% of its Initial Value, its Contingent Interest Barrier Value of $25.004, which is equal to 70.00% of its Initial Value, and its Barrier Value of $21.432, which is equal to 60.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
BP p.l.c. (BP)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-20

ConocoPhillips
According to publicly available information, ConocoPhillips (“ConocoPhillips”) is an independent exploration and production company that explores for, produces, transports and markets crude oil, bitumen, natural gas, liquefied natural gas and natural gas liquids. Information filed by ConocoPhillips with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32395, or its CIK Code: 0001163165. ConocoPhillips’ common stock is listed on the New York Stock Exchange under the ticker symbol “COP”.
Historical Information
The graph below illustrates the performance of COP from December 1, 2012 through December 1, 2022. The dotted lines represent its Call Threshold Value of $123.06, which is equal to 100.00% of its Initial Value, its Contingent Interest Barrier Value of $86.142, which is equal to 70.00% of its Initial Value, and its Barrier Value of $73.836, which is equal to 60.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
ConocoPhillips (COP)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-21

Exxon Mobil Corporation
According to publicly available information, Exxon Mobil Corporation’s (“Exxon Mobil”) principal business involves exploration for, and production of, crude oil and natural gas and manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals and a wide variety of specialty products. Information filed by Exxon Mobil with the SEC can be located by reference to its SEC file number: 001-02256, or its CIK Code: 0000034088. ExxonMobil’s common stock is listed on the New York Stock Exchange under the ticker symbol “XOM”.
Historical Information
The graph below illustrates the performance of XOM from December 1, 2012 through December 1, 2022. The dotted lines represent its Call Threshold Value of $110.80, which is equal to 100.00% of its Initial Value, its Contingent Interest Barrier Value of $77.56, which is equal to 70.00% of its Initial Value, and its Barrier Value of $66.48, which is equal to 60.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Exxon Mobil Corporation (XOM)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-22

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition of a Note, if the Notes are cash settled, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
If on the Maturity Date you receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Least Performing Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Least Performing Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Least Performing Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Least Performing Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income (or other) tax consequences to you of holding or disposing of any shares of the Least Performing Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Least Performing Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income (or other) tax consequences if you hold such shares and, with respect to shares issued by a non-U.S. company, you may also suffer adverse non-U.S. tax consequences. You should carefully review the potential tax consequences that are set forth in the prospectus for each Reference Asset. Further, you should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Least Performing Reference Asset received at maturity.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

TD SECURITIES (USA) LLC	P-23

Section 1297. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisors regarding the possible consequences to you if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income, possibly in excess of any Contingent Interest Payments received, and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes, and any shares of the Least Performing Reference Asset received, arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Issuers).

TD SECURITIES (USA) LLC	P-24

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price for distribution to other registered broker-dealers, or will offer the Notes directly to investors. We or one of our affiliates will also pay a fee to LFT Securities, LLC, an entity in which TD has an ownership interest, for providing certain electronic platform services with respect to this offering of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-25

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-26

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.

TD SECURITIES (USA) LLC	P-27